NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES LEADERSHIP TRANSITION

Chief Operating Officer Kevin M. Rayment Appointed President and Chief Executive Officer Effective January 1, 2027
Chief Executive Officer Lynn M. Bamford to Retire as CEO and Become Executive Chair

DAVIDSON, N.C. – September 22, 2026 – Curtiss-Wright Corporation (NYSE: CW) today announced that its Board of Directors has elected Kevin M. Rayment, Executive Vice President and Chief Operating Officer, to succeed Lynn M. Bamford as Chief Executive Officer, effective January 1, 2027. Rayment will also assume the role of President and join Curtiss-Wright’s Board of Directors at that time. Ms. Bamford will transition to the role of Executive Chair after six years as CEO.

Today's announcement reflects the culmination of a thoughtful, planned succession process as Curtiss-Wright continues to advance its strategy and deliver long-term profitable growth and value creation for all stakeholders.

“On behalf of the Board of Directors, I want to thank Lynn for her steadfast leadership, strategic vision, and outstanding contributions to Curtiss-Wright,” said Robert Rivet, Lead Independent Director. “Lynn has transformed our Company through the Pivot to Growth strategy, delivering record financial performance, strengthening our capabilities in high-growth end markets, and creating significant shareholder value through disciplined capital allocation. We are grateful she will be transitioning to Executive Chair.”

Rivet added, “We are excited to welcome Kevin as Curtiss-Wright’s next President and CEO. He is a proven leader with deep knowledge of our business and customers, as well as a strong track record of operational and commercial execution. We are confident Kevin will drive continued success for Curtiss-Wright.”

Lynn Bamford has been with Curtiss-Wright for 22 years, with leadership of operations spanning over 20 countries. During her tenure as CEO, she has played a pivotal role in reshaping Curtiss-

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Wright into a stronger, high-growth company with prominent positions in Aerospace & Defense and Commercial markets. As a result of Lynn’s leadership, the Company has consistently achieved top quartile financial performance compared to peers, including delivering record results in sales, profitability, new orders, backlog and free cash flow. In addition, the Company has returned $1.7 billion to shareholders through share repurchases and dividends, and has completed several strategic acquisitions that have accelerated organic growth.

“I’ve enjoyed an amazing 22-year career alongside some of the most talented people in the industry, and leading Curtiss-Wright for the past six years has been a great privilege,” said Bamford. “Today we have an exceptional product portfolio, a growing customer base, and a world-class team ready to begin the next chapter of our history under Kevin’s leadership. Kevin has played a significant role in shaping our Company and strategy, and his long-standing track record of execution and success will support a smooth transition. I am excited to see him, the leadership team, and our employees build on our momentum, and I am confident they will continue executing with discipline while delivering substantial value to shareholders.”

“I am humbled by the opportunity to lead this great company and build on Lynn’s legacy as we expand our leadership positions across our markets,” said Rayment. “Lynn has put our Company in a strong position, with a profitable growth strategy that has delivered consistent margin expansion and the ability to reinvest in our business. I’m grateful to Lynn for her partnership and look forward to continuing to work with her and the Board. Our team remains committed to the engineering excellence and innovation that have defined Curtiss-Wright for nearly 100 years, and my focus will be on delivering for our customers, driving business success and creating shareholder value.”

Kevin Rayment has 35 years of experience across the Aerospace & Defense, Commercial Nuclear and Industrial markets. He joined Curtiss-Wright in 2004 and has served in several senior leadership roles across the organization. Rayment has served as Chief Operating Officer since 2021, contributing to the Company’s strategic direction, operational excellence, and growth initiatives. In his prior role as President of the former Commercial/Industrial Segment, Rayment was responsible for the segment’s strategic goals, new product development, global operations, financial performance, and integrating acquisitions.

Mr. Rayment holds a BEng (Hons) Electrical & Electronics Engineering Degree from Portsmouth University and a Master of Business Administration Degree from Bournemouth University.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,200 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.

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